Exhibit 99.1

Fluor Corporation	Brian Mershon / Brett Turner
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	469.398.7621 / 864-281-6976 tel

469.398.7000 main tel	Jason Landkamer
Investor Relations
469.398.7222 tel

News Release

FLUOR ANNOUNCES PRELIMINARY THIRD QUARTER 2018 RESULTS

IRVING, TX (October 10, 2018) — Fluor Corporation (NYSE: FLR) today announced preliminary results for its third quarter ended September 30, 2018. Pre-tax earnings attributable to Fluor are anticipated to be approximately $125 million. Preliminary results include expected pre-tax charges of $46 million relating to close out efforts on a downstream project in Europe and $35 million for forecast revisions on a gas-fired power project in Citrus County, Florida. Preliminary results for the quarter also include a $124 million pre-tax benefit related to the Company’s sale of its Seagreen offshore investment.

The company expects third quarter revenue of approximately $4.6 billion and new awards of approximately $9 billion.

Preliminary Third Quarter Conference Call

Fluor will host a conference call at 5:30 p.m. Eastern time on Wednesday, October 10, which will be webcast live on the Internet and can be accessed by logging onto investor.fluor.com. Interested parties may dial 800-239-9838 or 323-794-2551, passcode 2546193 to listen.  To access the replay, call 888-203-1112 or 719-457-0820, passcode 2546193 to listen.  The webcast will be archived for 7 days following the call.

Third Quarter Results

Fluor will host a conference call and report final third quarter results on November 1, 2018.

About Fluor Corporation

Founded in 1912, Fluor Corporation (NYSE: FLR) is a global engineering, procurement, fabrication, construction and maintenance company that transforms the world by building prosperity and empowering progress. Fluor serves its clients by designing, building and maintaining safe, well executed, capital-efficient projects around the world. With headquarters in Irving, Texas, Fluor ranks 153 on the Fortune 500 list with revenue of $19.5 billion in 2017 and has more than 56,000 employees worldwide.

Forward-Looking Statements: This release may contain forward-looking statements (including without limitation statements to the effect that the Company or its management “believes,” “expects,” is “positioned” or other similar expressions). These forward-looking statements, including statements relating to future growth, backlog, earnings and the outlook for the Company’s business are based on current management expectations and involve risks and uncertainties. Actual results may differ materially as a result of a number of factors, including, among other things, the cyclical nature of many of the markets the Company serves, including the Company’s Energy & Chemicals segment; the Company’s failure to receive new contract awards; the Company’s failure to meet cost and schedule estimates; cost overruns, project delays or other problems arising from project execution activities; intense competition in the industries in which we operate; failure of our joint venture or other partners, suppliers or subcontractors to perform their obligations; failure to obtain favorable results in existing or future litigation or dispute resolution proceedings or claims; cyber-security breaches; foreign economic and political uncertainties; client cancellations of, or scope adjustments to, existing contracts; client delays or defaults in making payments; risks or uncertainties associated with events outside of our control, including weather conditions; the Company’s failure, or the failure of our agents or partners, to comply with laws; the potential impact of certain tax matters; possible information technology interruptions or inability to protect intellectual property; new or changing legal requirements, including those relating to environmental, health and safety matters; liabilities associated with the performance of nuclear services;

foreign currency risks; the availability of credit and restrictions imposed by credit facilities, both for the Company and our clients, suppliers, subcontractors or other partners; failure to maintain safe worksites and international security risks; the inability to hire and retain qualified personnel; possible limitations on bonding or letter of credit capacity; risks or uncertainties associated with acquisitions, dispositions and investments; risks arising from the inability to successfully integrate acquired businesses; the use of estimates and assumptions in preparing our financial statements; and the Company’s ability to secure appropriate insurance. Caution must be exercised in relying on these and other forward-looking statements. Due to known and unknown risks, the Company’s results may differ materially from its expectations and projections.

Additional information concerning these and other factors can be found in the Company’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Item 1A. Risk Factors” in the Company’s Form 10-K filed on February 20, 2018. Such filings are available either publicly or upon request from Fluor’s Investor Relations Department: (469) 398-7222. The Company disclaims any intent or obligation other than as required by law to update its forward-looking statements in light of new information or future events.

The preliminary results described in this press release are subject to change upon completion of Fluor’s quarter-end financial review process.